Exhibit 99.1

Healthaxis Announces Second Quarter 2008 Operating Results

IRVING, Texas--(BUSINESS WIRE)--Healthaxis Inc. (NASDAQ: HAXS), an innovative provider of technology-enhanced, integrated business process solutions and services, including claims and benefit administration applications, web-enabled software solutions and outsourced claims related services for health benefit administrators and health insurance claims processors, reported financial results today for the three- and six-month periods ending June 30, 2008.

Second Quarter 2008 Financial Highlights

  Revenues for the second quarter of 2008 were $3.9 million, compared to $4.0 million for the second quarter of 2007. Higher Application Service Provider (“ASP”) license fees from new service offerings and the addition of accounts payable outsourcing revenues that are new in 2008, were offset by lower transaction fees and the effects of lost revenue from the 2007 mid-year loss of a BPO services customer who was acquired by a larger organization.
  The Company reported an operating loss of $32,000, down from $388,000 in 2007. Cost of revenues as a percentage of revenues improved because of lower variable labor costs for print and distribution, although this improvement was partially offset by the negative impact of lower capitalized customer implementation and software development projects. More significantly, lower costs for sales and marketing and a reduction in general and administrative expenses, in combination, contributed to an improvement of over $350,000. Non-cash equity compensation charges related to the vesting of restricted stock in the second quarter of 2008 were $47,000 as compared to $160,000 in the second quarter of 2007. Depreciation and amortization expense was $306,000 and $280,000 for the quarters ended June 30, 2008 and 2007, respectively. The net loss for the second quarter of 2008 was $81,000 ($0.01 per share), compared to a net loss of $423,000 ($0.05 per share) for the second quarter of 2007.

First Half 2008 Financial Highlights

  Revenues for the first six months of 2008 were $7.9 million, compared to $8.2 million for the same period in 2007. The lower revenue this year is almost wholly attributable to the 2007 mid-year loss of a BPO services customer who was acquired by a larger organization. ASP license fees increased slightly from new service offerings. Excluding the effects of the lost customer, BPO services revenue was higher than last year due largely to the addition of accounts payable outsourcing revenues that are new in 2008.
  The operating loss for the first six months of 2008 was $537,000, compared to $422,000 in 2007. Cost of revenues increased slightly as lower variable costs of labor and print and distribution were offset by the negative impact of lower capitalized customer implementation and software development projects. Sales and marketing, and general and administrative expenses decreased primarily from personnel cost savings. However, the six month results were negatively impacted by a $204,000 charge for termination benefits of certain personnel recorded in the first quarter of 2008. Non-cash equity compensation related to the vesting of restricted stock decreased to $141,000 from $191,000 for the six months ended June 30, 2008 and 2007, respectively. Depreciation and amortization expense was $587,000 and $556,000 for the periods ended June 30, 2008 and 2007, respectively. The net loss for the six months ended June 30, 2008 was $623,000 ($0.07 per share) compared to $485,000 ($0.06 per share) for the same period in 2007.

About Healthaxis Inc.

Healthaxis (NASDAQ: HAXS) is an innovative provider of healthcare payer solutions. By combining technology and services Healthaxis can deliver value to payers and their customers. The company offers fully integrated business process outsourcing and claims administration systems that incorporate advanced technology solutions. Healthaxis' technology is time tested, scalable and offered on an ASP basis. With its Best Shore capability, Healthaxis can offer competitive, high quality BPO services in four locations – Dallas, Texas; Castle Dale, Utah; Montego Bay, Jamaica and Jaipur, India. The Smart Front End® enables payers the ultimate flexibility in network re-pricing and delivering to their legacy system a fully edited, clean, pre-priced claim to ensure the highest levels of auto adjudication. Healthaxis’ claims administration systems solutions provide an end to end cost competitive solution for all sizes of payers: enrollment, data capture, administration, claims, customer service, print distribution and web services. For information on Healthaxis products and services, call (800) 519-0679 or visit the website at www.healthaxis.com.

Forward-looking statements:

Statements that are not purely historical facts, including without limitation statements about anticipated or expected future revenue and performance, constitute forward-looking statements within the meaning of Section 27A of the Securities and Exchange Act of 1934, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors, which may cause actual results to be materially different from those contemplated by the forward-looking statements. Such factors include without limitation the risks and uncertainties identified in our documents filed with, or furnished to, the Securities and Exchange Commission, including those identified under the caption "Risk Factors" in our most recently filed Form 10-K. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on forward-looking statements.

Healthaxis Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(In thousands, except share and per share data) (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Revenues	$3,935	$4,003	$7,939	$8,214
Expenses:
Cost of revenues	3,384	3,457	6,922	6,895
Sales and marketing	61	235	446	483
General and administrative	522	699	1,108	1,258
Total operating expenses	3,967	4,391	8,476	8,636
Operating loss	(32)	(388)	(537)	(422)
Interest and other income (expense), net	(41)	(32)	(72)	(57)
Provision for income taxes	(8)	(3)	(14)	(6)
Net loss	$(81)	$(423)	$(623)	$(485)

Net loss per share of common stock (basic and diluted)	$(0.01)	$(0.05)	$(0.07)	$(0.06)

Weighted average common shares used in computing loss per share
Basic and diluted	8,402,464	8,224,508	8,364,161	8,208,014
Healthaxis Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands, except share and per share data) (Unaudited)

	June 30,	Dec. 31,
	2008	2007
Assets
Cash and cash equivalents	$2,497	$2,621
Accounts receivable, net	2,444	2,630
Other current assets	788	510
Current assets	5,729	5,761
Property, equipment and software, net	1,150	1,361
Goodwill	11,276	11,276
Other assets	1,085	1,294
Total assets	$19,240	$19,692
Liabilities and stockholders' equity
Current liabilities	$4,833	$3,775
Long-term debt	241	1,192
Other long-term liabilities	1,082	1,173
Stockholders' equity	13,084	13,552
Total liabilities and stockholders' equity	$19,240	$19,692

CONTACT:
Healthaxis Inc.
Ron Herbert, CFO, 972-443-5000
rherbert@healthaxis.com